EXHIBIT 2.4

ASSET PURCHASE AGREEMENT

among:

NEURAL AUDIO CORPORATION,

a Washington corporation;

ROBERT W. REAMS,

an individual;

PAUL T. HUBERT,

an individual;

ROBERT D. GOLDEN,

an individual; and

ROBERT A. KOESTER,

an individual;

DTS WASHINGTON LLC,

a Delaware limited liability company;

DTS (BVI) LIMITED,
a company incorporated under the laws of the British Virgin Islands; and

DTS, Inc., a Delaware corporation.

Dated as of December 31, 2008

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated December 31, 2008 (this “Agreement”), is by and among:  Neural Audio Corporation, a Washington corporation (“Seller”); Robert W. Reams, an individual (“Reams”); Paul T. Hubert, an individual (“Hubert”), Robert D. Golden; an individual (“Golden”); Robert A. Koester, an individual (“Koester” and together with Reams, Hubert and Golden, the “Shareholders”); DTS Washington LLC, a Delaware limited liability company (“DTS Washington”); DTS (BVI) Limited, a company incorporated under the laws of the British Virgin Islands (“BVI”) and DTS, Inc., a Delaware corporation (“DTS”, and together with DTS Washington and BVI, “Buyers”).  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Exhibit A.

RECITALS

A.                                   Seller is engaged in the business of (i) developing, licensing and/or selling (a) audio signal processing hardware, related software and maintenance services and (b) audio transmission software, related hardware and maintenance services; and (ii) developing surround-sound microphones  (the “Business”).

B.                                     Each of the Shareholders owns a tenancy-in-common interest in those patents and patent applications set forth on Schedule 1.2 to this Agreement (collectively, the “Shareholder Patents”), each of which are licensed to Seller and used in the Business;

C.                                     Prior to the Closing (as defined below), each of the Shareholders desires to sell to Seller their entire right, title and interest in and to the Shareholder Patents;

D.                                    Seller desires to sell, and Buyers desire to buy, certain of Seller’s assets (which shall include the Shareholder Patents) on the terms and subject to the conditions set forth in this Agreement.

In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                                 Purchase of Assets from Seller.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to DTS Washington and BVI, and DTS Washington and BVI shall purchase, acquire and accept from Seller, as more specifically set forth on Schedule 1.1, all of Seller’s assets of every kind and description (other than the Excluded Assets) that are used or useful in the Business wherever located and whether or not such assets and properties are reflected on the books and records of Seller or the Business (the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances.  The Purchased Assets include without limitation:

(a)                                  all of Seller’s rights under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises, or any pending applications for any of the foregoing;

(b)                                 all of the rights and interests of Seller and the Shareholders in the Seller IP Rights;

(c)                                  any contract, instrument, agreement, commitment or other understanding or arrangement including leases (whether for personal property or real property) (1) to which Seller is a party or which is attributable to or related to the Business, including all of Seller’s rights under said contracts, (2) pursuant to which any of the Purchased Assets are bound or subject, or (3) involving the Purchased Assets including without limitation those contracts set forth on Schedule 2.10 or any insurance policies pursuant to which Seller is a beneficiary or any of the Purchased Assets are insured (together, the “Purchased Contracts”);

(d)                                 all of Seller’s claims, customer deposits, prepayments, prepaid expenses, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment existing as of the Closing Date and whether or not recorded in the books and records of Seller;

(e)                                  all of the accounts receivable of the Business existing as of the Closing Date (the “Accounts Receivable”);

(f)                                    all (i) of Seller’s advertiser and customer and supplier lists and all other sales, marketing and supplier information, (ii) of Seller’s know-how, technology, drawings, engineering specifications, bills of materials, (iii) of Seller’s software, database and related programs used or useful in the conduct of the Business, and (iv) other intangible assets of Seller;

(g)                                 all books and records which relate to the operations and finance of Seller, including, without limitation, books, records, ledgers, files, documents, correspondence, computer discs, computer files, diagrams, construction data, blueprints, instruction manuals, maintenance manuals, reports and similar documents used or useful in connection with the Business;

(h)                                 Seller’s corporate name and any trade names (current and any former, if applicable) and any and all goodwill associated therewith;

(i)                                     all inventory, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale or otherwise used in the operation of the Business (the “Inventory”);

(j)                                     all machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles, vessels and other equipment or property of every type whether now owned, leased, used or held for use or hereafter owned, leased, used or held for use by Seller in connection with operation of the Business;

(k)                                  all of the rights and interests of Seller in any unemployment compensation, workers’ compensation and other credits, reserves or deposits with applicable Governmental Authorities;

(l)                                     all of the rights and interests of the Business in, to and under any third party manufacturers’ warranties, to the extent such warranties are assignable;

(m)                               all cash accounts of Seller; and

(n)                                 all other assets of Seller of every kind and description, tangible or intangible, to the extent used or useful in the conduct of the Business not provided for above.

1.2                                 [Reserved].

1.3                                 Excluded Assets.  Notwithstanding the foregoing, Seller is not selling, assigning, transferring or conveying to Buyers hereunder and Buyers are not purchasing hereunder the assets of Seller set forth on Schedule 1.3 hereto (collectively, the “Excluded Assets”).

1.4                                 Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets and Shareholder Patents, Buyers shall only assume the following obligations and liabilities of Seller (the “Assumed Liabilities”), provided, however, that the Assumed Liabilities do not and shall not include those obligations and liabilities of Seller and the Shareholders set forth in Section 1.5 (the “Excluded Liabilities”):

(a)                                  all liabilities and obligations of Seller arising on and after the Closing Date under the executory portion of the Purchased Contracts; provided, however, that the Assumed Liabilities shall not include any liabilities or obligations arising out of any breach by Seller or the Shareholders on or prior to the Closing of any provision of any such Purchased Contract, including but not limited to, liabilities or obligations arising out of Seller’s or the Shareholders’ failure to perform under any such Purchased Contract in accordance with its terms prior to the Closing; and

(b)                                 the accounts payable of Seller specifically included in Working Capital listed on Schedule 1.4(b).

1.5                                 Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, any disclosure contained herein or made pursuant hereto, anything otherwise known to Buyers, Buyers do not assume and will not become responsible for any liability or obligation (whether known or unknown, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) of Seller or Shareholders except the Assumed Liabilities.  Without limiting the generality of the foregoing, the following are included among the liabilities of Seller and Shareholders which Buyers do not expressly or impliedly assume:

(a)                                  all liabilities of Seller and the Shareholders that exist or may arise under that certain Software License, Co-Branding and Distribution Agreement dated August 10, 2006 between Seller and THX, Ltd., a Delaware corporation, and any amendments thereto (the “THX Agreement”);

(b)                                 all Indebtedness of Seller;

(c)                                  all liabilities of Seller and Shareholders with respect to any expenses relating to the transactions contemplated by this Agreement;

(d)                                 all liabilities of Seller under any Environmental Law existing on the Closing Date, including without limitation all liabilities which are attributable to non-compliance with federal, state, and local statutes or regulations governing water discharges, air emissions, and to the disposal, release, generation, treatment, transport, recycling or storage of any Hazardous Substance at or from any property or facility owned, leased, used or occupied at any time by Seller or any predecessor, including any predecessor in ownership, or arising out of or attributable to arrangements for any of the foregoing by Seller or any predecessor, including any predecessor in ownership, and any environmental condition or violation of Environmental Law with respect to the Leased Real Property which existed on or prior to the Closing Date;

(e)                                  all liabilities of Seller with respect to all Taxes for all periods prior to the Closing Date;

(f)                                    all liabilities of Seller with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding including, without limitation, liabilities relating to the Excluded Assets or to the Leased Real Property and liabilities relating to any Tax owed, alleged to be owed, or that may become owed to any Governmental Authority with respect to matters which occurred prior to the Closing Date;

(g)                                 all product liability or product warranty obligations of Seller with respect to sales made prior to the Closing Date which are not reserved for on the Closing Balance Sheet;

(h)                                 any obligation or liability of Seller incurred in connection with the execution, delivery or performance of this Agreement;

(i)                                     all liabilities of Seller which are attributable to non-compliance with applicable Laws;

(j)                                     all liabilities associated with any Employee Benefit Plans;

(k)                                  any liabilities of the Shareholders; and

(l)                                     any liabilities of the Seller to the Shareholders.

1.6                                 Purchase Price.

(a)                                  The aggregate consideration payable for the Purchased Assets and Shareholder Patents is Seven Million Five Hundred Thousand Dollars ($7,500,000), plus assumption by Buyers of the Assumed Liabilities (the “Closing Purchase Price”).

(b)                                 The Closing Purchase Price shall be payable as follows:

At the Closing, Buyers shall deliver to Seller by wire transfer of immediately available funds to an account designated by Seller a portion of the Closing Purchase Price equal to Six Million Dollars ($6,000,000) in cash, which shall be allocated in accordance with Section 1.10.

Following delivery by Buyers to Seller of such portion of the Closing Purchase Price, Seller shall in all events be solely responsible for any and all further distribution of proceeds to the Shareholders in accordance with the allocation as set forth in Section 1.10 and Buyers shall in no way be liable or responsible for distribution of any portion of the Closing Purchase Price directly to the Shareholders.

At the Closing, One Million Five Hundred Thousand Dollars ($1,500,000) of the Closing Purchase Price (the “Escrowed Funds”) shall be paid in cash by Buyers and placed in escrow with Wells Fargo Bank, N.A., a national banking association (the “Escrow Agent”), pursuant to an Escrow Agreement in the form of Exhibit B hereto, with such changes as may be reasonably required by the Escrow Agent (the “Escrow Agreement”).  The Escrowed Funds shall consist of Two Hundred Fifty Thousand Dollars ($250,000) to be placed in escrow to cover any shortfalls to the Working Capital Requirement as more fully described in Section 1.8, and which shall be released to the Seller and the Shareholders and allocated as set forth in Section 1.10 in accordance with the Escrow Agreement upon determination of the Final Adjustment, and One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to be placed in escrow for a period of twenty-four (24) months following the Closing Date to secure Seller’s and the Shareholders’ indemnification obligations under Article 7, subject to the terms and conditions set forth in the Escrow Agreement.  Interest on the Escrowed Funds shall be payable to the party who ultimately receives such Escrowed Funds.

1.7                                 Earnout.

(a)                                  Earnout Consideration.  In addition to the Closing Purchase Price, if the earnout performance milestones (each an “Earnout Milestone” and collectively the “Earnout Milestones”) set forth below in Section 1.7(b) are achieved, Seller shall receive, subject to the terms of this Agreement, additional consideration (the “Earnout Consideration”) as set forth below in Section 1.7(b).  Notwithstanding anything to the contrary in this Agreement, Buyers shall have a right to offset against the Earnout Consideration in order to secure Seller’s and Shareholders’ indemnification obligations under Article 7.

(b)                                 Earnout Milestones.

If the Earnout Milestones described below are achieved, then Seller and the Shareholders will receive additional consideration at such times and on the terms set forth below.

Subject to Sections 1.7(c) and (d), payments related to the successful achievement of an Earnout Milestone (each, an “Earnout Payment”) will be paid by DTS to Seller in immediately available funds by wire transfer to an account designated by Seller within five business (5) days after it has been determined that the applicable Earnout Milestone has been successfully achieved, which shall be allocated in accordance with Section 1.10.  Following delivery by Buyers to Seller of an Earnout Payment, Seller shall in all events be solely responsible for any and all further distribution of such Earnout Payment to the Shareholders and Buyers shall in no way be liable or responsible for distribution, or lack thereof, of any portion of any Earnout Payment directly to the Shareholders.  The Earnout Milestones shall be as follows:

With respect to Year 1, $1,500,000 if gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for Year 1 exceed  $   ***   ;

With respect to Year 2, $1,500,000 if gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for Year 2 exceed $   ***   ;

With respect to Year 3, $1,500,000 if gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for Year 3 exceed $  ***   ;

With respect to Year 4, $1,500,000 if gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for Year 4 exceed $   ***   ;

With respect to Year 5, $1,500,000 if gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for Year 5 exceed $   ***   ;

(c)                                  Milestone Notice.  As soon as reasonably practicable, but in no event later than the later of (i) forty five (45) days after the end of the applicable Year, or (ii) 20 days after DTS shall have received all required information and reports from Sirius/XM, DTS will give notice (in each case, a “Milestone Notice”) to Seller informing Seller as to whether or not the Earnout Milestone was achieved.  The “Milestone Notice Date,” in any case, will mean the date on which the Milestone Notice was communicated by DTS to Seller.  If a dispute arises between DTS and Seller as to whether an Earnout Milestone has been achieved, such dispute will be resolved pursuant to Section 1.7(d) below, and notwithstanding anything herein to the contrary, the applicable Milestone Notice Date will be deemed to be the date of resolution of such dispute.

(d)                                 Milestone Dispute Resolution.  If Seller disagrees as to whether or not an Earnout Milestone has been achieved, Seller will give written notice (a “Dispute Notice”) to DTS with a reasonable description of the basis for such disagreement within fifteen (15) days of Seller’s receipt of the Milestone Notice regarding the Earnout Milestone.  For a period of fifteen (15) days following DTS’s receipt of the Dispute Notice, DTS and Seller will negotiate in good faith to attempt to agree whether or not the Earnout Milestone has been achieved.  If DTS and Seller cannot resolve the dispute within that fifteen (15) day period, then the parties shall submit the dispute to a mutually acceptable international independent registered public accounting firm, provided that such accounting firm shall not have performed accounting or audit services for DTS or Seller in the past year (the “Determining Accountants”), for final determination whether or not gross revenues as determined in accordance with GAAP generated from the Sirius/XM License for the year in question exceeded $  ***    .  The determination of the Determining Accountants shall be final, binding and conclusive on the parties hereto.  The Determining Accountants shall consider only the items in dispute and shall be instructed to act within 30 days (or such longer period as the parties may agree) to resolve the dispute.  The fees and expenses of the Determining Accountants shall be paid by the non-prevailing party in the dispute.

(e)                                  Management of the Business.  The parties hereto acknowledge and agree that, subject only to this Section 1.7(e) Buyers shall have the complete power and right to control all aspects of the Business and operations of Seller after the Closing, provided, that Buyers agree

***  Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

that they shall not act in bad faith for the sole purpose of circumventing payment of the Earnout Consideration.

1.8                                 Working Capital Adjustment.

(a)                                  Closing Balance Sheet.  As promptly as practicable, but in any event no later than thirty (30) days after the Closing Date, Seller shall, at Seller’s expense, prepare and deliver to DTS, (i) a consolidated balance sheet of the Business as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP and (ii) a consolidated statement of the Working Capital of the Business as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP (together with the balance sheet referred to in (i) above, the “Closing Balance Sheet”).

(b)                                 Disputes.  Unless disputed by DTS in accordance with this Section 1.8(b), the Closing Balance Sheet shall be deemed to be and shall be final, binding and conclusive on Buyers and Seller.  DTS may dispute the amounts initially reflected on the Closing Balance Sheet for a period of fifteen (15) days after the later of (i) delivery of the Closing Balance Sheet, or (ii) such time as all royalty reports from Seller’s customers have been received and reviewed by Buyers.  In the event of such a dispute, Seller and DTS shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If Seller and DTS are unable to reach a resolution within fifteen (15) days after the receipt by Seller of DTS’s notice of dispute, the parties shall submit the dispute to a mutually acceptable international independent registered public accounting firm, provided that such accounting firm shall not have performed accounting or audit services for DTS or Seller in the past year.  The determination of such accounting firm shall be final, binding and conclusive on the parties hereto.  The fees and expenses of the accounting firm shall be paid by the non-prevailing party in the dispute.

(c)                                  Working Capital Requirement.  At Closing, Seller shall have Working Capital equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Working Capital Requirement”).

(d)                                 Working Capital Adjustment.  Upon the determination, in accordance with Sections 1.8(a) and 1.8(b) above, of the Closing Balance Sheet and the Closing Date Working Capital, the Closing Purchase Price shall be recalculated as follows (the “Final Adjustment”):  In the event that the Working Capital reflected on the Closing Balance Sheet is less than the Working Capital Requirement, then Buyers shall be entitled to recover such shortfall out of the Escrowed Funds in accordance with the terms of the Escrow Agreement; provided, however, that if the shortfall is greater than Two Hundred and Fifty Thousand Dollars ($250,000), then Buyers shall recover $250,000 out of the Escrowed Funds in accordance with the terms of the Escrow Agreement and Seller shall pay the remainder of such shortfall to DTS in cash or by wire transfer in immediately available funds within five (5) business days of the Closing Balance Sheet being deemed final.  In no event shall Seller or the Shareholders be entitled to any additional amounts in the event that the Working Capital reflected on the Closing Balance Sheet is greater than the Working Capital Requirement.  To the extent any portion of such amount is not paid when due, interest shall accrue on the unpaid portion thereof from and after such non-payment at the rate per annum equal to the rate announced by Bank of America, N.A., as its “Base Rate” plus two percent (2%).

1.9                                 Sales, Use and Transfer Taxes.  Seller and the Shareholders shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyers from, any sales or use, transfer, value added, real property gains, excise, stamp, stamp duty, stamp duty reserve tax, or other Taxes imposed by reason of the transfer of the Purchased Assets and the Shareholder Patents provided hereunder (“Transfer Taxes”), and any deficiency, interest or penalty asserted with respect thereto; provided, however, that Buyers shall bear responsibility for any sales tax imposed by reason of the transfer of the Purchased Assets provided hereunder.  Seller shall collect any such sales tax from Buyers at the Closing.  Seller and the Shareholders shall bear sole responsibility for any Tax in the nature of an income, franchise or occupation tax imposed on Seller or the Shareholders (as the case may be) as a result of the transfer of the Purchased Assets or the Shareholder Patents to the Buyers as provided herein.

1.10                           Allocation.  Within thirty (30) days following the Closing Date, the parties shall agree on the allocation of  the consideration exchanged by the parties, including without limitation the allocation of the Purchased Assets, the Closing Purchase Price, the Earnout Payments and the Assumed Liabilities.  The consideration shall be allocated in accordance with Section 1060 of the Code and all financial reports and income tax returns and reports, including IRS Form 8594, as applicable, and any corresponding state or foreign tax forms, will be prepared and filed in a manner consistent with such allocation, and no party hereto will take any position inconsistent with such allocation in any subsequent income tax returns, reports, or proceedings.

1.11                           Closing.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement, including without limitation the purchase and sale of the Purchased Assets, (the “Closing”) shall take place at the offices of Cairncross & Hempelmann, P.S. in Seattle, Washington on: (a) December 31, 2008, or (b) such date, time and place as the parties may agree (the “Closing Date”).  Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Closing Date Seller and the Shareholders, jointly and severally, represent and warrant to Buyers as follows:

2.1                                 Organization.  Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Washington.  Seller has all requisite power and authority to own and lease its assets and to operate the Business as the same are now being owned, leased and operated.  Seller is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of the Business or its ownership of its properties requires it to be so qualified or licensed.  Schedule 2.1 sets forth a true and complete list of (a) all jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation or foreign entity, and (b) all powers of attorney granted by Seller to any third party that are currently in effect.  All necessary corporate action on the part of Seller with respect to the consummation of the transactions contemplated hereby has been taken.  Seller has provided Buyer with a true, complete and correct copy of its articles or certificate of incorporation and the bylaws of the corporation, as applicable, each as currently in effect and reflecting any and all amendments thereto, for Seller (the “Organizational Documents”).  Each of the Organizational Documents of Seller is in full force and effect, and Seller is not in violation of any provision thereof.

2.2                                 Authorization.  The execution and delivery of this Agreement and each agreement, instrument, certificate and document being or to be executed and delivered pursuant to this Agreement (each a “Transaction Agreement”) by Seller and the Shareholders and the performance of all obligations hereunder and thereunder by Seller and the Shareholders have been duly authorized and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by Seller or the Shareholders.  Each of Seller and the Shareholders has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement, and consummate the transactions contemplated herein and therein.  This Agreement and each Transaction Agreement to which Seller and/or the Shareholders are a party has been duly executed and delivered by Seller and the Shareholders and is a valid and binding obligation of Seller and the Shareholders, as applicable, enforceable against Seller and the Shareholders, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3                                 No Conflict.  Neither the execution and delivery of this Agreement or any Transaction Agreement by Seller or the Shareholders, as applicable, nor the consummation of the transactions contemplated hereunder or thereunder, will:

(a)                                  result in the creation or imposition of any Encumbrance upon the Purchased Assets or the Shareholder Patents;

(b)                                 except as set forth on Schedule 2.3(b), (i) require the consent, approval or authorization of, or declaration, filing or registration with any Governmental Entity or other Person to be made or obtained by Seller or the Shareholders, or (ii) conflict with, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Shareholders, as applicable, under any Material Contract; or

(c)                                  result in a violation or default under any provision of Seller’s Organizational Documents or any provision of applicable law relating to the Business or the Purchased Assets or result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the business, operations or any of the assets or properties of Seller.

2.4                                 Judgments; Litigation.  Except as set forth on Schedule 2.4, there are no, and since January 1, 2006, there have been no (a) outstanding judgments, orders, decrees, awards, stipulations or injunctions of any kind against Seller or the Shareholders affecting the Purchased

Assets, the Shareholder Patents or the Business or (b) actions, suits, arbitrations, hearings, inquiries, proceedings, complaint, charges or investigations of any kind, whether civil, criminal or administrative, at law or in equity, or any appeal from any of the foregoing pending or, to the Knowledge of Seller and the Shareholders, threatened against Seller or the Shareholders (with respect to the Shareholder Patents) or affecting the Purchased Assets, the Shareholders Patents or the Business (collectively, the “Judgments and Litigation”).

2.5                                 Intellectual Property and Proprietary Rights.

(a)                                  Schedule 2.5(a) contains an accurate and complete list (by name, owner, and, where applicable, registration number and jurisdiction of registration, application, certification or filing) of all Intellectual Property Rights owned by Seller or the Shareholders and, in the case of the Shareholders, used or useful in connection with the operation of the Business (collectively, the “ Owned Business IP Rights,” with all such registered Owned Business IP Rights being referred to herein as “ Registered Business IP Rights”).  Except as set forth in Schedule 2.5(a), Seller owns the entire right, title and interest to all Owned Business IP Rights free and clear of Encumbrances other than Permitted Encumbrances.

(b)                                 Schedule 2.5(b) contains an accurate and complete list of all licenses, sublicenses and other agreements pursuant to which a third party authorizes Seller or the Shareholders to use, modify, distribute, or practice any rights under, grant sublicenses with respect to or incorporate in Purchased Assets or the Shareholder Patents, any Intellectual Property Rights owned by a third party (“In-Bound Licenses”), other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such In-Bound License, (i) lists each Intellectual Property Right to which the Seller or any of the Shareholders are licensed, sublicensed, or otherwise provided rights thereunder, (ii) states whether such In-Bound License is exclusive or non-exclusive, and (iii) sets forth the fees due under each such license, sublicense or other agreement (if any).  Except as set forth in Schedule 2.5(b), each In-Bound License is valid and binding, and there are no restrictions on the direct or indirect (i) change of control of the Seller or Shareholders, or (ii) transfer of any such In-Bound License, or any interest therein, held by the Seller or any of the Shareholders, in respect of such Intellectual Property Rights.  Neither the Seller nor any of the Shareholders have received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to any Intellectual Property Right listed in Schedule 2.5(b).  Except for the fees identified in Schedule 2.5(b) for the licenses, sublicenses and other agreements set forth therein, no license fees, royalties or payments are due or payable by the Seller or any of the Shareholders in connection with any Seller IP Right, other than maintenance fees payable to United States or foreign Governmental Entities.  Schedule 2.5(b) contains an accurate and complete list of all maintenance fees that will be due within 180 days following the Closing Date.

(c)                                  Schedule 2.5(c) contains an accurate and complete list of all licenses, sublicenses and other agreements pursuant to which Seller or the Shareholders authorizes a third party to use, modify, distribute, or practice any rights under or grant sublicenses with respect to, any Seller IP Rights or pursuant to which Seller or the Shareholders grants rights to use or practice any rights under any Intellectual Property Rights owned by a third party (“Out-Bound Licenses”), other than Out-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such Out-Bound License, states whether such Out-Bound License is exclusive or non-exclusive.

(d)                                 The Seller IP Rights constitute all the Intellectual Property Rights necessary for the Business as currently conducted and as currently contemplated to be conducted.  There is no Seller IP Right that does not constitute Owned Business IP Rights or that is not validly granted to the Seller under an In-Bound License.  Seller has in its possession or control correct and complete, fully-executed copies of all In-Bound Licenses, Out-Bound Licenses, and all documents relating to each Owned Business IP Right, and has provided copies of all such licenses and documents to Buyers.  Seller is not subject to any license obligation, including but not limited to open source software license obligations or any third-party software licenses obligations, which would require publication of confidential information, inhibit distribution of software, or frustrate the commercial purpose of any software of Seller.

(e)                                  All Registered Business IP Rights are in good standing, are in compliance with applicable legal requirements and are not subject to any unpaid maintenance fees or taxes or actions, except for maintenance fees not yet due and payable.  To Seller’s and Shareholders’ Knowledge, there are no proceedings, challenges or claims before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Business IP Rights, other than normal patent and trademark prosecution proceedings.

(f)                                    The business, operations and activities of the Business as presently conducted do not infringe or violate, or constitute a misappropriation of, any Intellectual Property Rights of any other Person.  Except as set forth on Schedule 2.5(f), neither Seller nor any of the Shareholders has received, any complaint, claim or notice alleging any such infringement, violation or misappropriation relating to the Business, the Purchased Assets, or the Shareholder Patents, and no claim or notice remains outstanding or unresolved.  Seller and the Shareholders have not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller IP Right.  No Person has misappropriated or is misappropriating any Seller IP Right or, to Seller’s and Shareholders’ Knowledge, has infringed or is infringing any Seller IP Right.

(g)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Seller IP Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Seller IP Right or impair the rights of Buyers to use, sell or license any Seller IP Right or portion thereof.  Except as set forth on Schedule 2.5(g), no approval or consent of any person is needed so that the interest of Buyers in the Seller IP Rights shall continue to be in full force and effect following the transactions contemplated by this Agreement, and the Sellers and Shareholders are not subject to any restriction, agreement, judgment or order that would be violated or breached by the consummation of the transactions contemplated in this Agreement.

(h)                                 Seller and Shareholders have taken reasonable steps to protect and preserve the secrecy, confidentiality and value of all trade secrets and Seller IP Rights not otherwise disclosed in published patents, patent applications, registered copyrights or public publications (“Business Confidential Information”) in accordance with protection procedures customarily used in the industry to protect rights of like importance.  Use by and disclosure to employees or others of Business Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.

(i)                                     Schedule 2.5(i) contains an accurate and complete list of all (i) computer programs, (ii) computer databases, including but not limited to databases used in conjunction with such computer programs, and (iii) documentation, specifications, manuals and materials associated therewith, owned, licensed or used in the Business, excluding generally available off-the-shelf microcomputer and work station software (collectively, the “Software Rights”).  The computer software included in the Software Rights (the “Software”) performs in accordance with the documentation and other written materials related to the Software, and is free from material defects in programming and operations, is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object code and source code, other written materials and processes related to the Software.  Seller has delivered to Buyers complete and correct copies of the Software in its current form and all user and technical documentation related thereto.  Except as set forth in Schedule 2.5(i), all right, title and interest in and to the Software is owned by Seller free and clear of all Liens and Encumbrances, are fully transferable to Buyers, and no party other than Seller has any interest in the Software.  Seller has kept secret and has not disclosed the source code for the Software to any Person other than certain employees of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto.  Seller has taken all appropriate measures to protect the confidentiality and proprietary nature of the Software.

(j)                                     Except as set forth on Schedule 2.5(j), each current and former employee and independent contractor of Seller who is or was involved in, or who has contributed to, the creation or development of any Seller IP Right has executed and delivered (and, to Seller’s and Shareholders’ Knowledge, is in compliance with) (i) an agreement which provides a valid written assignment to Seller of all title and rights to all such Seller IP Rights, and (ii) an agreement under which such employee or independent contractor has agreed to keep such Seller IP Rights confidential and not to use such Seller IP Rights for any purpose unrelated to his work for Seller.  No former or current employee or independent contractor has filed, asserted in writing or, to the Knowledge of the Sellers and the Shareholders, threatened any claim against the Seller or any of the Shareholders in connection with his involvement in Seller IP Rights.  To the Knowledge of Sellers and the Shareholders, no employee or independent contractor has any patents issued or applications pending for any invention of any kind now used or needed for use in the Business which patents or applications have not been assigned to Seller.

(k)                                  In no event will either Seller or the Shareholders owe to the other any royalty payments on account of the Seller IP Rights after the Closing Date.  Neither Seller nor any of the Shareholders has any obligation to compensate any Person for the development, use, sale, or other exploitation of any Seller IP Right.

2.6                                 Employees and Independent Contractors.

(a)                                  Schedule 2.6(a) contains a true and complete list, as of November 30, 2008, of all employees employed in the Business (the “Business Employees”), including each such employee’s (i) name, (ii) title, (iii) principal location of employment, (iv) current salary and other compensation arrangement (i.e. commission rate); and (v) whether the employee is actively working or on a leave of absence.

(b)                                 (i) all Business Employees and other employees who have previously been employed in connection with the Business have executed Seller’s form proprietary information and inventions agreement, a copy of which has been provided to DTS; (ii) to the Knowledge of Seller and the Shareholders, no Business Employee is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other contract with any third party that would be reasonably expected to affect (A) the performance by such Business Employee of any of his or her duties or responsibilities as an employee of the Business, or (B) the Business; and (iii) to the Knowledge of Seller and the Shareholders, no Business Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant with any third party relating to the right of any such Business Employee to be employed by Seller.

(c)                                  Seller has terminated the employment of all Transferred Employees effective upon the consummation of the transactions contemplated by this Agreement.  Except as set forth on Schedule 2.6(c), Seller has paid or otherwise satisfied all obligations due to the Transferred Employees in respect of their employment with Seller upon the termination of their employment with Seller, including if applicable, any wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby), accrued vacation pay, and severance pay, and all payroll taxes payable with respect to such employees.  Buyers shall have no obligations or liabilities to any Transferred Employee whatsoever, including but not limited to any wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby or any Earnout Consideration, if any), accrued vacation pay and severance pay, if any, owing to a Transferred Employee as a result of such employee’s employment with Seller prior to the Closing Date.

(d)                                 Schedule 2.6(d) contains a true and complete list, as of November 30, 2008, of all consultants and other independent contractors who are providing services to the Business (the “Independent Contractors”), including (i) each such Independent Contractor’s name, (ii) type of services being provided by each Independent Contractor, and (iii) principal location where services are provided.

(e)                                  Seller has complied in all respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining requirements, the payment of social security and similar Taxes and occupational safety and health.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(f)                                    Except as set forth in Schedule 2.6(f), there are no pending or, to Seller’s or Shareholders’ Knowledge, threatened controversies, grievances, administrative charges, lawsuits or claims by any employee or former employee of Seller or the Business with respect to his or her employment, termination of employment or compensation and benefits.  Except as set forth in Schedule 2.6(f), there has not been, since January 1, 2006, any controversies, grievances, administrative charges, lawsuits or claims by any employee or former employee of the Business with respect to his or her employment, termination of employment or any compensation and benefits.  Since January 1, 2004, Seller has not been a party to, or bound by, any collective bargaining agreement with any labor organization.  Since January 1, 2004, Seller has not experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor or employees to cause Seller to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units.  No labor strike or stoppage is pending or, to Seller’s and Shareholders Knowledge, threatened against Seller.  Seller is in material compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax.  There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to Seller.  Except for terminations in connection with closing of this Agreement, Seller has terminated and laid off one (1) employee within the four months prior to the Closing Date.  There are no pending or, to Seller’s Knowledge, threatened governmental audits or investigative proceedings with respect to Seller’s employees, including but not limited to audits or investigations by the Department of Labor, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or any state counterpart.  To the Seller’s Knowledge, all of the Transferred Employees are legally eligible to work in the United States and Seller and Transferred Employees have properly completed Form I-9s with respect to each Transferred Employee.

2.7                                 Employee Benefit Plans.

(a)                                  Except for the arrangements set forth on Schedule 2.7(a), Seller does not maintain or contribute to, and has not in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of Seller.  Each of the arrangements set forth on Schedule 2.7(a) is hereinafter referred to as an “Employee Benefit Plan”.

(b)                                 Seller has heretofore provided to Buyers true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any Form 5500 annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (iii) the most recently received IRS determination or opinion letters and any governmental advisory opinions or rulings.

(c)                                  Each Employee Benefit Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and applicable to such Plan.  Each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) has obtained a favorable determination letter issued by the IRS as to its tax-qualified status and nothing has occurred since the issuance of such favorable determination letter, whether by action or failure to act, which would cause the loss of such qualification.

(d)                                 There is no pending or, to the Knowledge of Seller and the Shareholders, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider thereof and, to the Knowledge of Seller and the Shareholders, there is no basis for any such legal action or proceeding.

(e)                                  Neither the Seller nor any ERISA Affiliate has ever maintained, sponsored or been required to contribute to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA).  For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 4001(b) of ERISA or Code Sections 414(b), (c), (m) or (o).

(f)                                    No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a “prohibited transaction” which could subject Seller or any ERISA Affiliate directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(g)                                 The Seller and any ERISA Affiliate have at all times complied with the applicable continuation coverage requirements for their group health plans under Section 4980B(f) of the Code and Part 6 of Title I of ERISA (“COBRA”).  Except for the continuation coverage requirements of COBRA, the Seller has no obligations or potential liability for continuation of medical, dental, life or disability coverage to employees, former employees or their respective dependents following termination of employment or retirement.

2.8                                 Financial Statements.  Schedule 2.8 sets forth true and complete copies of the (a) unaudited consolidated balance sheets of Seller as of December 31, 2006,  and December 31, 2007, and the related unaudited statement of operations for the twelve-month period ended December 31, 2007, and (b) the unaudited consolidated balance sheet of Seller as of November 30, 2008, and the related unaudited statement of operations for the eleven-month period then ended (collectively, the “Financial Statements”), in each case prepared in a manner consistent with Seller’s historical basis and accounting methods.  The Financial Statements present fairly, in all material respects, the assets, liabilities and consolidated financial position of Seller as of the dates indicated and the results of operations for the periods then ended, except, with respect to the interim financial statements attached to Schedule 2.8, (i) normal year-end adjustments or adjustments which are not material, individually or in the aggregate, and (ii) the absence of disclosures normally made in footnotes.  The Financial Statements are true, correct, and complete in all material respects, and are consistent with the books and records of Seller (which books and records are true, correct and complete).  Seller’s balance sheet, dated as of November 30, 2008, is herein referred to as the “Acquisition Balance Sheet.”  Seller does not have any debt, liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the Closing Date, any action or inaction on the part of Seller prior to the Closing Date, or any state of facts existing prior to the Closing Date other than those:  (a) specifically reflected on and fully reserved against in the Acquisition Balance Sheet; or (b) incurred in the ordinary course of business since the date thereof and immaterial in amount.

2.9                                 Changes.  Except as described in Schedule 2.9, since December 31, 2007, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice and, since such date there has not been a Material Adverse Effect.  Specifically, except as described in Schedule 2.9, since December 31, 2007, Seller has not:  (i) incurred any material debts, obligations or liabilities (absolute, accrued, contingent or otherwise) (including without limitation, liabilities as guarantor or otherwise with respect to the obligations of others) of the Business, other than in the ordinary course of business; (ii) subjected to or permitted an Encumbrance upon or otherwise encumbered any of the Purchased Assets; (iii) sold, transferred, licensed or leased any of the Purchased Assets except in the ordinary course of business; (iv) suffered any physical damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets causing a Material Adverse Effect; (v) made or suffered any material amendment of any Material Contract; (vi) experienced any material change in the assets, liabilities, sales, income or business of Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not, either in any case or in the aggregate, had a Material Adverse Effect; (vii) acquired or disposed of any material asset or property other than in the ordinary course of business; (viii) made any declaration, setting aside or payment of any distributions in respect of Seller’s securities; (ix) made any increase in the compensation, pension or other benefits payable or to become payable by Seller to any of its officers, directors, shareholders, or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which Buyers have been supplied complete and correct copies or in the ordinary course of business); (x) forgiven or cancelled any debt or claim or waived any right of material value other than compromises of accounts receivable in the ordinary course of business; (xi) entered into any transaction other than in the ordinary course of business; (xii) discharged or satisfied any lien or encumbrance or made any payment of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Acquisition Balance Sheet and (B) current liabilities incurred since the date of the Acquisition Balance Sheet in the ordinary course of business; or (xiii) entered into any agreement or otherwise obligated itself to do any of the foregoing.

2.10                           Material Contracts.

(a)                                  Schedule 2.10 sets forth a complete and accurate list of all contracts to which any of the Shareholders (with respect to the Shareholder Patents) is a party, or by which any of the Shareholders (with respect to the Shareholder Patents) is bound or to which any of the Shareholders (with respect to the Shareholder Patents) or any of the Shareholder Patents is subject.  Schedule 2.10 sets forth a complete and accurate list of all contracts to which Seller is a party, or by which Seller is bound or to which Seller or any of the Purchased Assets is subject, except (a) contracts terminable by Seller upon sixty (60) days’ notice or less without the payment of any termination fee or penalty, (b) contracts for the purchase or sale of assets or the provision of services pursuant to which Seller is required to expend or is entitled to receive Twenty Five Thousand Dollars ($25,000) or less in aggregate amount per contract in any one (1) year, and (c) contracts listed in other Schedules hereto (collectively with all the agreements identified in this Section 2.10(a), the “Material Contracts”).

As used in this Section 2.10, the word “contract” means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against Seller and/or the Shareholders (with respect to the Shareholder Patents), and specifically includes:

any lease of real property and any lease of personal property;

any contract for the purchase of materials, supplies, goods, services, equipment or other assets;

any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

any contract relating to outstanding Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

any employment, severance or consulting agreement with respect to any Business Employee or Independent Contractor and any other agreements with any current or former officer, director, employee, consultant or member or any partnership, corporation, joint venture or any other entity in which any such Person has an interest;

agreements with any labor union or association representing any employee;

contracts and other agreements for the provision of services by Seller or any of the Shareholders (with respect to the Shareholder Patents);

bonds or other security agreements provided by any party in connection with the Business;

contracts and other agreements for the sale of any of the Purchased Assets other than in the ordinary course of business, or for the grant to any person of any preferential rights to purchase any of the Purchased Assets;

contracts and other agreements for the sale of any Shareholder Patents, or for the grant to any person of any rights with respect to any Shareholder Patents;

joint venture agreements relating to the Shareholder Patents or any of the other Purchased Assets or by or to which the Shareholder Patents or any of the other Purchased Assets are bound or subject;

contracts or other agreements under which Seller or any of the Shareholders (with respect to the Shareholder Patents) agrees to indemnify any party, to pay liquidated damages, to share tax liability of any party, or to refrain from competing with any party;

any other contract or other agreement, whether or not made in the ordinary course of business; and

any contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area.

(b)                                 Each Material Contract that is currently in effect constitutes a legal, valid and binding agreement of Seller and to Seller’s and Shareholders’ Knowledge of each other party thereto, and is enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).  Neither Seller nor, to Seller’s or any Shareholder’s Knowledge, any other party to such Material Contracts, is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under such Material Contract) which would result, individually or in the aggregate, in a Material Adverse Effect.  Seller has provided to Buyers true, correct and complete copies of all such Material Contracts together with all modifications and supplements thereto.  Seller and the Shareholders have in all material respects performed all obligations required to be performed by any of them to date under each such Material Contract.

2.11                           Compliance with Laws.  Seller and the Shareholders (with respect to the Shareholder Patents) are not  in violation of or in default in any material respect under any foreign or domestic (federal, state or local) law, statute, treaty, rule, regulation, ordinance, franchise, permit, concession, license, order, decree, consent decree or similar instrument or determination or award applicable to it by which any of the Purchased Assets, the Shareholder Patents or the Business is bound or affected (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance), except for such violations or defaults as would not, individually or in the aggregate, result in a Material Adverse Effect.  Except as set forth on Schedule 2.11 hereto, neither Seller nor the Shareholders have committed, been charged with, or, to the Knowledge of Seller and the Shareholders, been under investigation with respect to, nor does there exist, any material violation of any provision of any federal, state or local law or administrative regulation in respect of any of Seller or the Shareholders or any of the Purchased Assets or the Shareholder Patents.

2.12                           Permits, Licenses, Etc.  Seller possesses all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities (“Permits”) necessary to conduct the Business as currently conducted or in connection with the ownership or use of the Purchased Assets and the Shareholder Patents, except for such failure as would not individually or in the aggregate, have a Material Adverse Effect.  Schedule 2.12 contains a true and complete list of all material Permits.  Each Permit was lawfully and validly issued, and no proceeding is pending or, to Seller’s Knowledge, threatened regarding the revocation, suspension or limitation of any Permit.  The consummation of the transactions contemplated by this Agreement or the execution and delivery by Seller or the Shareholders of the Transaction

Documents to which they are a party will not result in the revocation, suspension or limitation of any Permit, and except as set forth on Schedule 2.12, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.  Except as expressly designated on Schedule 2.12, all of the Permits are transferable to Buyers, and true and complete copies of such Permits have previously been provided to Buyers.

2.13                           Taxes.

(a)                                  All Tax Returns required to be filed by or on behalf of Seller, on or before the date hereof were true, correct and complete as of the date filed, or if amended on or before the date hereof, were true, correct and complete after giving effect to such amendment.  All such Tax Returns that were required to be filed were duly and timely filed (taking into account any extension of time to file granted or obtained) and all Taxes (including, Taxes withheld from employees’ salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to Seller) due have been timely paid, or to the extent not due and payable as of the date hereof, adequate provision for the payment thereof has been made on the Interim Balance Sheet.

(b)                                 The Tax Returns of Seller have never been examined by or settled with any tax authority during the last 7 years.  During the last 7 years, no deficiency, delinquency or default for any Taxes relating to Seller or its receipts, income, sales, transactions or other business activities has been claimed, proposed or assessed against Seller nor has Seller received notice of any such deficiency, delinquency or default; and there is no audit, examination, investigation, claim, assessment, action, suit, or proceeding, pending or proposed by any tax authority, with respect to any Tax or with respect to any Tax Return of Seller.

(c)                                  There are no Encumbrances on the Purchased Assets relating to or attributable to Taxes, other than for Taxes not yet due and payable.  No Governmental Entity has asserted any claim relating to or attributable to Taxes, which, if adversely determined, would result in any Encumbrance on the Purchased Assets.

(d)                                 No extension or waiver of any statute of limitations has been requested of or granted by Seller with respect to any Tax for any period.  No extension or waiver of time within which to file any Tax Return has been requested by or granted to Seller with respect to any Tax Return that has not been filed.  No power of attorney with respect to Taxes has been executed by Seller or filed with any tax authority with respect to Seller during the last three years.

(e)                                  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(f)                                    Seller is not a party to, bound by, or obligated under any tax sharing or allocation agreements, tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

(g)                                 Except as set forth in the Acquisition Balance Sheet, Seller has not, in the past 10 years acquired assets from another corporation in a transaction in which Seller’s U.S. federal income tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(h)                                 There is no tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could reasonably be expected to affect the liability of Seller for Taxes for any period after the Closing Date.

(i)                                     Seller is not required to document a transfer pricing methodology in compliance with IRC Section 482 and any related provisions, the Treasury Regulations thereunder, and any comparable provisions of state, local or foreign Tax law.  Seller has not agreed to, and is not required to include in income, any adjustment pursuant to Section 482 of the Code (or similar provision of other law or regulations), nor has any Tax authority proposed, or is any Tax authority considering, such adjustment.

(j)                                     Seller has never been a member of any affiliated group filing a consolidated federal Tax Return, or incurred any liability for the Taxes of any person under Treasury Regulation Section 1.1502—6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(k)                                  Seller is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(l)                                     At no time during the five-year period ending on the date hereof was Seller a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(m)                               Seller has no interest in and is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal Tax purposes.

(n)                                 Seller is not successor to any other Person by way of merger, reorganization or similar transaction.

(o)                                 Seller has not made any payments, is not obligated to make any payment(s), and is not a party to any agreement that could obligate Seller to make any payment(s) that would not be deductible under either Section 280G or Section 162(m) of the Code.

(p)                                 No property owned by Seller is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(q)                                 Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(r)            Seller has not been a party to a transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law).

(s)           Seller does not have and has never had any obligation to register a tax shelter under Section 6111 of the Code or to file any disclosure or maintain any list pursuant to Section 6112 of the Code and regulations promulgated thereunder.

(t)            Seller has previously provided Buyers with the following information with respect to Seller as of the most recent practicable date: each state, county, local municipal, domestic or foreign jurisdiction in which Seller (A) files, or is or has been required to file, a Tax Return relating to Taxes of any kind, (B) is required to register for Tax purposes, (C) is or has been liable for any Taxes on a “nexus” basis at any time, (D) is qualified to do business, (E) owns or regularly uses property, (F) has any employee or in which any employee of Seller is regularly present, or (G) has any agent, representative or distributor.

(u)           There are no Encumbrances on the Shareholder Patents relating to or attributable to Taxes, other than for Taxes not yet due and payable.  No Governmental Entity has asserted any claim relating to or attributable to Taxes, which, if adversely determined, would result in any Encumbrance on the Shareholder Patents.

2.14         Brokers.  Except for Pharus Advisors, LLC, whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and/or the Shareholders, as applicable, directly with Buyers without the intervention of any Person on behalf of Seller in such manner as to give rise to any claim by any Person against Buyers for a finder’s fee, brokerage commission or similar payment.

2.15                         Purchased Assets/Shareholder Patents.

(a)           The Purchased Assets represent all of the assets currently used in the conduct of the Business in the ordinary course.

(b)           The Purchased Assets and the assets presently owned, leased, or licensed by Seller are sufficient in all material respects for the conduct of the Business as presently conducted.  Seller and the Shareholders do not own any assets which are used in or have been used in the Business that are not included in the Purchased Assets.

(c)           Seller has good title to, a valid leasehold interest in, or valid rights to use, all the Purchased Assets (including without limitation the Shareholder Patents) free and clear of all Encumbrances other than Permitted Encumbrances.

(d)           As of immediately prior to the sale by the Shareholders to the Seller of the Shareholder Patents, the Shareholders had good and exclusive title to, a valid exclusive leasehold interest in, or valid exclusive rights to use the Shareholder Patents Assets free and clear of all Encumbrances other than Permitted Encumbrances.

(e)           The Purchased Assets taken as a whole are sufficient in all material respects for the purposes for which they are used by Seller in the ordinary course of the Business.

(f)            As of immediately prior to the sale by the Shareholders to the Seller of the Shareholder Patents, each of the Shareholders had the full right to contribute, convey, transfer, assign and deliver the Shareholder Patents owned or held by him, without the need to obtain the consent or approval of any third party.

(g)           Seller has the full right to contribute, convey, transfer, assign and deliver the Purchased Assets (including without limitation the Shareholder Patents), without the need to obtain the consent or approval of any third party.

(h)           At and as of the Closing, Seller will convey the Purchased Assets (including without limitation the Shareholder Patents) to Buyers in the manner set forth on Schedule 1.1, by bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in Buyers, and Buyers will have, good and valid record and marketable title to all of the Purchased Assets (including without limitation the Shareholder Patents), free and clear of all Encumbrances other than Permitted Encumbrances.

2.16         Customers and Suppliers.  The Seller has no material suppliers.   Schedule 2.16 hereto sets forth the top ten (10)  customers of Seller, based upon dollar volume as of the date hereof, listed in order of the dollar amount of purchases or sales, as the case may be, for the 2007 fiscal year and for the first eleven (11) months of the 2008 fiscal year.   To the Knowledge of Seller and the Shareholders, the relationships of Seller with such customers are good commercial working relationships.  Except as set forth on Schedule 2.16, no customer listed on Schedule 2.16 has cancelled or otherwise terminated, or, to the Knowledge of Seller and the Shareholders, threatened to cancel or otherwise to terminate, its relationship with Seller or has during the last twelve (12) months decreased materially, or, to the Knowledge of Seller and the Shareholders, threatened to decrease or limit materially, its usage or purchase of the services or products of Seller except for normal cyclical changes related to customers’ businesses.  To the Knowledge of Seller and the Shareholders, no such customer intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its usage or purchase of Seller’s services or products.

2.17                         Real Property and Environmental Matters.

(a)           Seller owns no real property.  Schedule 2.17(a) hereto sets forth complete and accurate legal descriptions of all real property leased by Seller (collectively, the “Real Property”).  The buildings, plants, improvements and fixtures included as part of the Real Property are in good condition and repair for their present use in the Business.  There are no material defects in any Real Property, as to title or condition, not described on Schedule 2.17(a).  Neither Seller nor the Shareholders have received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority.  Neither Seller nor the Shareholders have any knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.

(b)           Schedule 2.17(b) sets forth a complete and correct description of all of Seller’s title to, interest in and rights under any real estate leases (the “Real Estate Leases”) to which Seller is a party.  Seller is in lawful possession of and has good and valid leasehold estate in and to the Real Estate Leases to which it is a party.  Complete and correct copies of all such Real Estate Leases have been provided to Buyers.  Each such Real Estate Lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder.  The leasehold interests of Seller are subject to no lien or other encumbrance and Seller is in quiet possession of the properties covered by such leases.

(c)           Except as set forth on Schedule 2.17(c):

neither Seller nor any operator of any real property presently or formerly owned, leased or operated by Seller is in material violation or alleged material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the National Environmental Policy Act of 1969 (“NEPA”), the National Historic Preservation Act of 1966, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”);

Neither Seller nor the Shareholders have received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that Seller or any predecessor in interest has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, polychlorinated biphenyls, petroleum products or any fraction of petroleum) regulated by any Environmental Laws (“Hazardous Substances”) which Seller or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Seller or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(A) no portion of any real property presently or formerly owned, leased or operated by Seller has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by Seller or any operator of any real property presently or formerly owned, leased or operated by Seller, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by Seller are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not violate any applicable Environmental Laws; (D) there have been no “Releases” (which term, as used herein, shall mean any past or present releasing, spilling, breaching, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened Releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by Seller except in accordance with applicable Environmental Laws; (E) there have been no Releases of Hazardous Substances on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by Seller which, through soil or groundwater contamination, may have come to be located on such real property except for Hazardous Substances whose presence on such real property does not violate any applicable Environmental Laws; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by Seller have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of Seller and the Shareholders’ Knowledge, operating in compliance with such permits and applicable Environmental Laws; and no real property presently or formerly owned, leased or operated by Seller is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(d)           Attached as part of Schedule 2.17(d) is a list of all documents, reports, site assessments, data, communications or other materials, in Seller’s or the Shareholders’ possession or prepared on behalf of any of Seller or the Shareholders, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by Seller and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties.  Seller and the Shareholders have furnished to Buyers complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 2.17.(d) hereto.

2.18         Product Returns and Warranty Liability.  Copies of the Business’s forms of standard product warranties are attached as Schedule 2.18 hereto.  Except for variations from such standard policies as would not, individually or in the aggregate, have a Material Adverse Effect, the Business has not provided product warranties more favorable than provided for in the standard form.  Except as set forth on Schedule 2.18:  (a) there have been no product or service warranty claims made by customers of the Business in the past three (3) years; and (b) there have been no product recalls by the Business in the past three (3) years.  No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product manufactured, designed or sold by the Business or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”), have been made or threatened against Seller and, to the Knowledge of Seller and Shareholders, no facts or circumstances exist that could give rise to a Product Liability Claim.  Except as set forth on Schedule 2.18, all third party manufacturers’ warranties relevant to the conduct of the Business are assignable, without requiring the consent of any third party.

2.19         Equipment.  Schedule 2.19 hereto sets forth a complete and accurate list of any and all leasehold improvements, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials, molds, dies and other personal property owned by Seller (the “Equipment”) other than items having a book value individually of less than One Thousand Dollars ($1,000).  All of Seller’s title to, interest in and rights under the leases of personal property, including the capital leases, described on Schedule 2.19 hereto (the “Personal Property Leases”) include all leases by Seller of any item of personal property used in the Business.  The Equipment, and all personal property held by Seller under the Personal Property Leases, are utilized by Seller in the ordinary course of business and are in good condition and repair for their present use in the Business.

2.20         Inventory.  The Inventory consists solely of, and the Inventory to be purchased by Buyers hereunder will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the businesses carried on by Seller, or to be carried on by Buyers.  The Inventory is adequate for the present needs of the Business, is fairly reflected on the books of account of Seller, stating items of Inventory at cost, with no excessive or obsolete inventories.

2.21         Insurance.  Schedule 2.21 hereto lists all policies of fire, liability, worker’s compensation, life, property and casualty and other insurance owned or held by Seller.  All such policies (a) are in full force and effect, (b) are sufficient for compliance by Seller with all requirements of law and all agreements to which Seller is a party, and (c) provide that they will remain in full force and effect through December 31, 2008.  Seller is not in default with respect to its obligations under any of such insurance policies nor has Seller received any notification of cancellation of any such insurance policies.  No insurance carrier has denied coverage for any claim asserted by Seller since January 1, 2005, nor has any insurance carrier declined to provide any coverage to Seller since January 1, 2005.

2.22         Accounts Receivable.  All Accounts Receivable represent sales made in the ordinary course of business, are valid obligations owing to Seller and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected amounts to be set forth on the Closing Balance Sheet.

2.23         No Undisclosed Liabilities.  Except for performance obligations with respect to Seller’s contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, and to the extent (a) reflected or reserved against in the Acquisition Balance Sheet, (b) incurred in the ordinary course of business after the date of the Acquisition Balance Sheet and reflected or reserved against on the Closing Balance Sheet or (c) described on any Schedule hereto, Seller has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others).

2.24         Potential Conflicts of Interest.  Except as set forth on Schedule 2.24, no officer, director, shareholder (or affiliate thereof), as the case may be, of Seller (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Seller; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Seller is using or the use of which is necessary for the Business as currently conducted or currently proposed to be conducted; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

2.25         Indebtedness.  Except for Indebtedness described on Schedule 2.25 hereto, Seller has no Indebtedness outstanding at the date hereof.  Except as disclosed on Schedule 2.25 hereto, Seller is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Seller or the operation of the Business.  Seller has furnished to Buyers complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to (a) any Indebtedness of Seller, (b) any conditional sale or other title retention agreement with respect to any assets used in the Business, (c) any purchase money mortgage or other agreement securing all or part of the purchase price of property used in the Business, and (d) any capital leases of any assets used in the Business or in respect of which Seller is liable as lessee.

2.26         Rights to Closing Purchase Price, Escrowed Funds and Earnout Consideration.  Seller and the Shareholders represent and warrant that Schedule 2.26 accurately and completely lists those Persons entitled to any portion of the Closing Purchase Price, the Escrowed Funds and the Earnout Consideration (the “Total Consideration”) as well as the amount of such Total Consideration payable to each such Person.  Except as listed on Schedule 2.26, there are no other Persons who now or hereafter have any claim to any portion of the Total Consideration.

2.27         THX Agreement.  All liabilities and obligations under, or relating to, the THX Agreement have been fully discharged by Seller and the Shareholders.  Seller has paid and satisfied in full all amounts due or payable under the THX Agreement.  The THX Agreement has been terminated prior to the Closing and THX has no claims whatsoever under or relating to the termination of the THX Agreement against Seller, any of the Shareholders or Buyers.

2.28         Ownership of Shareholder Patents.  Schedule 1.2 contains an accurate and complete list of all patents held by Seller.  Except as set forth on Schedule 2.28, there are no Out-Bound Licenses with respect to the Shareholder Patents.  As of immediately prior to the sale by the Shareholders to the Seller of the Shareholder Patents, collectively, the Shareholders owned the entire right, title and interest to the Shareholder Patents free and clear of any Encumbrances.  There are no proceedings, challenges or claims before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) related to the Shareholder Patents, other than normal patent and trademark prosecution proceedings.

2.29         Subsidiaries.  Seller neither has any Subsidiaries nor owns or holds of record and/or beneficially any shares of any class in the capital of any corporation.  Seller owns no legal and/or beneficial interests in any limited liability companies, partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

2.30         Disclosure.  No representation or warranty by Seller or any Shareholders in this Agreement or in any exhibit, schedule, written statement, certificate or other document  delivered or to be delivered to Buyers pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide Buyers with proper and complete information as to Seller and the Shareholders and the identity, value and usability of the Purchased Assets and the Shareholder Patents.  There is no fact relating to the Purchased Assets or the Shareholder Patents, Seller or the Shareholders which may materially adversely affect the same and which has not been disclosed to Buyers in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

As of the Closing Date, each of DTS, DTS Washington and BVI represents and warrants to Seller and to Shareholders as follows:

3.1           Organization and Qualification.  DTS is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to perform its obligations under this Agreement.  DTS Washington is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to perform its obligations under this Agreement.  DTS is the sole member of DTS Washington.  BVI is an entity duly organized, validly existing and in good standing under the laws of British Virgin Islands and has the power and authority to perform its obligations under this Agreement.  DTS is the sole owner of BVI.

3.2           Authorization.  The execution and delivery of this Agreement and each Transaction Agreement by each of DTS, DTS Washington and BVI and the performance by each of DTS, DTS Washington and BVI of its obligations hereunder have been duly authorized by and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement.  Each of DTS, DTS Washington and BVI has full right, power, authority and capacity to execute and deliver this Agreement and each Transaction Agreement to which it is a party, as applicable.  This Agreement and each Transaction Agreement to which each of DTS, DTS Washington and BVI are a party has been or will be duly executed and delivered by each of DTS, DTS Washington and  BVI, as applicable, and is or will be a valid and binding obligation of each of DTS, DTS Washington and BVI, as applicable, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3           No Conflict.  Neither the execution and delivery of this Agreement by DTS, DTS Washington or BVI nor the consummation of the transactions contemplated hereunder will:

(a)           conflict with or result in a breach by either DTS, DTS Washington or BVI of, or constitute a default by DTS, DTS Washington or BVI under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement or any other material contract, arrangement or agreement to which DTS, DTS Washington or BVI is a party or to which a material portion of the assets of DTS, DTS Washington or BVI are subject, (ii) the certificate or articles of incorporation, bylaws or other organizational documents of DTS, DTS Washington or BVI, as applicable, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects the  ability of DTS, DTS Washington or BVI to perform its obligations under this Agreement;

(b)           result in the creation or imposition of any Encumbrance upon any material portion of the assets of DTS, DTS Washington or BVI, or which materially affects the ability to conduct the business of DTS, DTS Washington or BVI as conducted prior to the date of this Agreement or perform its obligations under this Agreement; or

(c)           require the consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person to be made or obtained by DTS, DTS Washington or BVI in connection with the execution, delivery and performance by DTS, DTS Washington or BVI of this Agreement and the consummation of the transactions contemplated hereby.

3.4           Legal Proceedings.  There is no action, claim suit or proceeding pending or, to the Knowledge of Buyers, threatened, by or against or DTS, DTS Washington or BVI that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by DTS, DTS Washington or BVI of this Agreement or any of the Transaction Agreements to which it is a party or the performance of DTS, DTS Washington or BVI, as applicable, hereunder or thereunder.

3.5           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyers directly with Seller and/or the Shareholders without the intervention of any Person on behalf of Buyers in such manner as to give rise to any valid claim by any Person against any of Seller, Reams, Hubert, Golden or Koester for a finder’s fee, brokerage commission or similar payment.

3.6           Financial Statements.  The audited consolidated financial statements and unaudited interim consolidated financial statements of DTS (including, in each case, the notes, if any, thereto) included in the Form 10-K filed by DTS with the Securities and Exchange Commission (“SEC”) on March 3, 2008 and the subsequent Form 10-Qs filed by DTS with the SEC on May 12, 2008, August 8, 2008 and November 10, 2008, fairly present, in all material respects, the assets, liabilities and consolidated financial position of DTS as of the dates indicated and the results of operations for the periods then ended, except, with respect to the interim consolidated financial statements filed on Form 10-Q on the above dates, (i) normal year-

end adjustments or adjustments which are not expected to be material, individually or in the aggregate, and (ii) the absence of disclosures normally made in footnotes.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

COVENANTS

5.1                               Employee Matters.

(a)           Employment.  Effective as of the Closing Date and immediately following the termination of their employment with Seller, DTS shall enter into employment agreements with each of the Business Employees set forth on Schedule 5.1(a) (the “Transferred Employees”) in the form substantially attached hereto as Exhibit C (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

(b)           No Rights Conferred Upon Employees.  The parties hereby acknowledge that, other than the Transferred Employees, Buyers are under no obligation to employ any current or future employee of Seller.  Except as specifically set forth in an Employment Agreement between DTS and a Transferred Employee, Buyers shall be under no obligation to (i) continue the employment of any Transferred Employee after the Closing Date, and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such Transferred Employee or (ii) continue any Transferred Employee’s coverage under any Employee Benefit Plan.

(c)           COBRA Continuation Coverage.  On and after the Closing Date, the Seller shall be responsible for (i) complying with all notice requirements of COBRA, and (ii) providing COBRA continuation coverage to all “M&A qualified beneficiaries,” as that term is defined by Treasury Regulations §54.4980B-9, Q&A-4, with respect to the transactions contemplated by this Agreement for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiaries (including any second qualifying events experienced by the M&A qualified beneficiaries.) under COBRA.

5.2           Assumed Liabilities.  Buyers will pay or otherwise discharge the Assumed Liabilities and will indemnify and hold harmless Seller in respect thereof, as more particularly set forth in Section 7.3.

5.3                               Filing of Tax Returns; Cooperation.

(a)           Subject to subsection (c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets or Shareholder Patents on or prior to the Closing Date.  Seller’s Tax Returns, to the extent they relate to the Business, Purchased Assets or Shareholder Patents, shall, in all material respects, be true, complete and correct and prepared in accordance with applicable law.  Except as provided in Section 1.4 and Section 1.9, Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b)           Subject to subsection (c) below, each of the Shareholders will be responsible for the preparation and filing of all Tax Returns (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Shareholder Patents on or prior to the Closing Date.  Such Tax Returns, to the extent they relate to the Shareholder Patents, shall, in all material respects, be true, complete and correct and prepared in accordance with applicable law.  Except as provided in Section 1.4 and Section 1.9, each of the Shareholders will be responsible for and make all payments of Taxes shown to be due on such Tax Returns, as applicable.

(c)           Buyers will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to (i) Buyers’ ownership or use of the Purchased Assets and Shareholder Patents or (ii) the operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date.  Buyers’ Tax Returns, to the extent they relate to the Purchased Assets, Shareholder Patents or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all material respects.  Buyers will make all payments of Taxes shown to be due on such Tax Returns.

(d)           To the extent relevant to the Business, the Purchased Assets or the Shareholder Patents, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes.

5.4           Cooperation With Intellectual Property Assignments.  Each of Seller and the Shareholders agrees to execute and deliver at the request of DTS or BVI, all documents, instruments and assignments reasonably requested by Buyers, and to perform any other reasonable acts Buyers may require in order to vest all of  right, title, and interest in and to the Seller IP Rights and Shareholder Patents in Buyers or to provide evidence to support any of the foregoing in the event such evidence is reasonably deemed necessary by DTS or BVI to the extent such evidence is in the possession or control of Seller and the Shareholders, as applicable.  DTS or BVI shall reimburse Seller and the Shareholders, as applicable, for any out-of-pocket costs incurred pursuant to this Section 5.4.

5.5           Confidentiality.  Seller acknowledges and agrees to continue to abide by the terms and conditions of that certain Mutual Nondisclosure Agreement effective as of September 25, 2008 (the “Confidentiality Agreement”).  Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, each of Seller and the Shareholders agrees not to divulge or disclose or use for its benefit or purposes at any time after the Closing any information with respect to the Purchased Assets or the Shareholder Patents, Buyers or the Business, unless such information has already become public (without violation of this Agreement).  The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to Buyers, Seller or the Shareholders, respectively.

5.6           Covenants Not to Compete and Not to Solicit.

(a)           Each of Seller and the Shareholders agrees and acknowledges that it is necessary that they undertake not to utilize their special knowledge of the Business and their relationship with customers and suppliers to compete with the Business.  Each of Seller and the Shareholders further agrees and acknowledges that:  (i) upon the Closing, Buyers and their Affiliates will be actively engaged in the Business throughout the world (the “Territory”); (ii) the agreements and covenants contained in this Section 5.6 are essential to protect Buyers, including protecting the goodwill of the Business; (iii)  Buyers would be irreparably damaged if Seller or the Shareholders were to provide services to any Person in violation of the provisions contained in this Section 5.6; (iv) the consideration received by Seller and the Shareholders in connection with the transactions contemplated by this Agreement is sufficient and Seller and the Shareholders have the means to support such Person and such Person’s dependents other than by engaging in the Business, and the provisions of this Section 5.6 will not impair such ability; (v) the Shareholders’ ownership interest in Seller has provided such Shareholder with trade secrets of, and confidential information concerning, Seller and the Business; and (vi) the agreements and covenants contained in this Section 5.6 are a material inducement for Buyers to enter into this Agreement and Buyers would not have entered into this Agreement and would not have agreed to consummate the transactions contemplated hereby but for the agreements and covenants contained in this Section 5.6.  Accordingly, Seller and the Shareholders covenant and agree to comply with such Person’s obligations under this Section 5.6.

(b)           As an inducement for Buyers to enter into this Agreement, Seller and each of the Shareholders hereby agree that for the Restricted Period applicable to Seller and the Shareholders, each such Person will not, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity, own (other than through the passive ownership of less than 1% of the publicly traded shares of any Person, or ownership of the Shares or other equity interests in Buyers), operate, manage, control, engage in, invest in (other than through the passive ownership of less than 1% of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that directly or indirectly engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage anywhere in the Territory in any business that is or would be reasonably expected to compete with the Business.

(c)           Without limiting the generality of the other provisions of this Section 5.6, each of Seller and the Shareholders hereby agrees that during the Restricted Period applicable to Seller and the Shareholders, such Person will not, directly or indirectly, (i) solicit, or participate as agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity in any business which solicits business from any Person which is or was a customer or supplier of Buyers or any of their Subsidiaries or Seller at any time during the one (1) year period preceding the date of such solicitation, or from any successor in interest to any such Person, for the purpose of securing business or contracts which might be competitive to the

Business, or (ii) otherwise seek to influence or alter any such Person’s relationship with Buyers or any of their Subsidiaries as it relates to the Business.

(d)           Neither Seller nor the Shareholders shall, during the Restricted Period applicable to Seller and the Shareholders, without the prior written consent of Buyers, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity, (i) employ or engage, or recruit or solicit for employment or engagement, any Person who was employed or engaged by Buyers or any of their Subsidiaries or Seller within one (1) year preceding such contact, or (ii) otherwise seek to influence or alter any such Person’s relationship with Buyers or any of their Subsidiaries as it relates to the Business.

(e)           For the avoidance of doubt, the terms and provisions contained in this Section 5.6 shall be binding on any and all Affiliates of Seller and the Shareholders and shall inure to the benefit of any and all Affiliates of Buyer.

(f)            If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 5.6 too lengthy or the Territory too extensive, the other provisions of this Section 5.6 shall nevertheless stand, the Restricted Period applicable to Seller and the Shareholders shall be deemed to be the longest period permissible by applicable law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by applicable law under the circumstances.  The court in each case shall reduce the applicable Restricted Period and/or Territory to permissible duration or size.

(g)           Seller and the Shareholders acknowledge and agree that the covenants set forth in this Section 5.6 are reasonable and necessary for the protection of the Business, that irreparable injury will result to Buyers in the event of any breach any of the terms of this Section 5.6, and that in the event of any actual or threatened breach of any of the provisions contained in this Section 5.6, Buyers will have no adequate remedy at law.  Seller and the Shareholders accordingly agree that in the event of any actual or threatened breach by them or any of their Affiliates or its or their successors and assigns of any of the provisions contained in this Section 5.6, Buyers shall be entitled to seek such injunctive and other equitable relief without the necessity of showing actual monetary damages, as may be deemed necessary or appropriate by a court of competent jurisdiction.  The parties agree that the court shall set the bond for such injunctive or other equitable relief at a nominal amount, not to exceed $5,000.  Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(h)           Buyers acknowledge that the Shareholders may also be entering into Employment Agreements, Consulting Agreements or Non-Competition Agreements containing non-competition and non-solicitation covenants.  To the extent the covenants contained in this Section 5.6 extend more broadly, or for longer periods, than those contained in such other agreements, the restrictions contained in this Section 5.6 shall control.

5.7           Use of Name.  Buyers are purchasing all of Seller’s rights to the business names of Seller, and therefore Seller shall not be entitled to use the name “Neural Audio”, variations thereof, or any confusingly similar name as corporate or business names or titles anywhere in the world from and after the Closing.  Seller shall, promptly following with the Closing, undertake and promptly pursue all necessary action to change its business and corporate names to new names bearing no resemblance or confusing similarity to any of its pre-Closing names, so as to permit the use of such pre-Closing names by Buyers and their Affiliates.

5.8           Payment of the Closing Purchase Price, Escrowed Funds and Earnout Consideration.  Seller shall be solely responsible for further distributing the Closing Purchase Price, the Escrowed Funds and the Earnout Consideration, when and if received by Seller from Buyers, to those Persons entitled to any portion of the Closing Purchase Price, the Escrowed Funds and the Earnout Consideration in accordance with Schedule 2.26.

5.9           Third Party Consents.  Each of Seller and the Shareholders agrees that they shall use their best efforts to obtain those third party consents listed on Schedule 5.9 within twenty (20) days of the Closing.

ARTICLE VI

CLOSING CONDITIONS AND DELIVERABLES

6.1           Additional Transaction Agreements.  Concurrently with the execution of this Agreement, the parties are entering into the following additional Transaction Agreements:

(a)           [Intentionally Omitted]

(b)           Employment Agreements.  DTS Washington and each of the Transferred Employees and Key Employees are entering into the Employment Agreements.

(c)           Consulting Agreements.  DTS Washington and each of the Persons listed on Schedule 6.1(c) are entering into Consulting Agreements in the form substantially attached hereto as Exhibit D (the “Consulting Agreements”).

6.2           Conditions Precedent to Buyers’ Obligations.  The obligation of Buyers to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Buyers):

(a)           Buyers shall have received a bill of sale (the “Bill of Sale”) and an assignment, assumption, and general conveyance (the “Assignment and Assumption Agreement”), duly executed by Seller in favor of DTS Washington for transfer of the Purchased Assets in substantially the forms attached hereto as Exhibits E and F, dated as of the Closing Date;

(b)           Buyers shall have received an assignment from Seller of all right, title and interest of Seller in all Seller IP Rights (the “Seller IP Assignment”), duly executed by Seller in favor of Buyers as described in Schedule 1.1, in substantially the form attached hereto as Exhibit G, dated as of the Closing Date;

(c)           Buyers shall have received evidence, acceptable in form and substance to Buyer, that the entire right, title and interest in the Shareholder Patents has been duly and properly transferred and assigned to Seller, prior to Closing;

(d)           Buyers shall have received the Escrow Agreement duly executed by Seller, the Shareholders and the Escrow Agent, dated as of the Closing Date;

(e)           Buyers shall have received evidence that all cash accounts that Seller has with Comerica Bank have been transferred to Buyers as of the Closing Date.

(f)            Buyers shall have received the Employment Agreements duly executed by each of the Transferred Employees, dated as of the Closing Date.

(g)           Buyers shall have received the Consulting Agreements duly executed by those Persons listed on Schedule 6.1(c), dated as of the Closing Date;

(h)           Seller shall prepare and deliver to Buyers a certificate (the “Certificate of Indebtedness”) certifying as to the amount of Indebtedness of Seller outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon.  Seller shall have caused Seller’s creditors to deliver pay-off letters and Lien discharges, each in form satisfactory to Buyers, with respect to such Indebtedness as provided in Section 6.2(i);

(i)            Buyers shall have received the Payoff Letters, providing for terminations of any and all security interests in, and releases of any and all Liens and Indebtedness on the assets of Seller, including, but not limited to, UCC termination statements from the secured creditors of Seller.

(j)            Buyers shall have received certificates of corporate good standing as of the most recent practicable date from Secretary of State where Seller is incorporated or qualified to do business;

(k)           That certain Technology License Agreement by and among each of the Shareholders and Seller dated as of September 1, 2004 shall be terminated in a manner satisfactory to Buyers, and each party thereto shall have specifically renounced any and all rights and obligations under such Technology License Agreement effective as of the Closing.

(l)            Buyers shall have received from the landlords for the Real Property and Real Estate Leases, a waiver, consent and estoppel certificate acceptable in form and substance to Buyer;

(m)          Except as set forth on Schedule 5.9, all filings, authorizations and approvals and consents necessary to consummate the transactions contemplated by this Agreement shall have been made with or obtained from all applicable governmental authorities or other Persons, as the case may be;

(n)           Buyers shall have received properly executed certificates of non-foreign status from each of the Shareholders in a form reasonably acceptable to Buyers conforming to the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations;

(o)           Buyers shall have received all required consents from Seller related to Buyers’ use of Seller’s name on the Closing Date and thereafter, in the state of its incorporation and all other states wherein it is qualified to do business as a foreign corporation or has business nexus;

(p)           Seller and Shareholders shall have terminated the THX Agreement to the satisfaction of Buyers in their sole discretion and shall have received a release of claims from THX releasing Seller and any of Seller’s successors-in-interest in form and substance satisfactory to Buyers;

(q)           Buyers shall have received evidence to Buyers’ satisfaction that all third party inventor assignments with respect to the Seller IP Rights have been properly executed in favor of Seller;

(r)            Buyers shall have received a certificate duly executed by Seller and the Shareholders, in form and substance satisfactory to Buyers, certifying that Seller and each of the Shareholders has secured all necessary corporate and other approvals authorizing the execution, delivery and performance by Seller and the Shareholders of this Agreement and the transactions contemplated hereby; and

(s)           Seller and the Shareholders shall have entered into a settlement with Sue Barbis with respect to any amounts payable to Ms. Barbis to the satisfaction of Buyers.  Such settlement will make clear that Ms. Barbis will be entitled to no amounts from Buyers prior to, on, or after the Closing and that Buyers will have no obligations whatsoever to Ms. Barbis.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyers.

6.3           Conditions Precedent to Seller’s and Shareholders’ Obligations.  The obligation of Seller’s and the Shareholders’ to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Seller or the Shareholders, as applicable):

(a)           Seller and the Shareholders shall have received the Escrow Agreement duly executed by Buyers and the Escrow Agent, dated as of the Closing Date;

(b)           Seller and the Shareholders shall have received the Employment Agreements duly executed by DTS Washington, dated as of the Closing Date.

(c)           Seller and the Shareholders shall have received the Consulting Agreements duly executed by DTS Washington, dated as of the Closing Date;

(d)           Seller and the Shareholders shall have received the Assignment and Assumption Agreements duly executed by DTS Washington, dated as of the Closing Date;

(e)           Seller and the Shareholders shall have received the Seller IP Assignment duly executed by DTS and BVI, dated as of the Closing Date;

(f)            Seller and the Shareholders shall have received a certificate duly executed by DTS, in form and substance satisfactory to Seller and the Shareholders, certifying that each Buyer has secured all necessary corporate and other approvals authorizing the execution, delivery and performance by Buyers of this Agreement and the transactions contemplated hereby; and

(g)           Buyers shall have (i) delivered to Seller that portion of the Closing Purchase Price set forth in Section 1.6(b)(i) in accordance with Section 1.6(b)(i); and (ii) deposited the Escrowed Funds with the Escrow Agent pursuant to Section 1.6(b)(ii) hereof.

Any agreement or document to be delivered to Seller pursuant to this Section 6.3, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE VII

INDEMNIFICATION

7.1           Survival of Representations and Warranties and Covenants.

(a)           The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date that is twenty four (24) months from the Closing Date (the “Cut-Off Date”).  Notwithstanding the foregoing, (i) any obligation in respect of a claim for indemnity as a result of a breach of any representation or warranty of any party that is asserted in writing with reasonable specificity as to the nature and, if then determinable, amount of the claim prior to the Cut-Off Date, the IP Claim Date or the applicable Statute of Limitations Date, in each case as applicable, shall survive past such date until finally resolved or settled, (ii) any obligation in respect of a claim by a party for indemnity as a result of a breach of a representation or warranty arising or resulting from a breach of Section 2.5 (the “IP Claim”) shall survive for a period of 48 months from the Closing Date (the “IP Claim Date”); (iii) any obligation in respect of a claim by a party for indemnity as a result of a breach of a representation or warranty arising or resulting from a breach of Sections 2.7, 2.13 or 2.17(c) shall survive until the expiration of the applicable statute of limitations (collectively, the “Statute of Limitation Claims” and each such date, the applicable “Statute of Limitations Date”); and (iv) any obligation in respect of a claim by a party for indemnity as a result of a breach of Sections 2.15, 2.26, 2.27, or 2.28, a breach of a covenant contained in Article 5, a claim arising or resulting from actual fraud or willful misrepresentation on the part of the other party, or a claim with respect to the Excluded Assets or Excluded Liabilities shall survive indefinitely (collectively, the “Indefinite Claims”).

(b)           No Action may be commenced with respect to any representation or warranty, or covenant hereunder, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 8.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 7.1(a) for such representation, warranty, covenant or agreement; provided, that the foregoing shall not apply to an Action solely related to the Excluded Assets or Excluded Liabilities.

7.2           Indemnification by Seller and the Shareholders.  Subject to the provisions of this Article VII, each of Seller and the Shareholders, jointly and severally, covenants and agrees to defend, indemnify and hold harmless Buyers and each of their respective directors, officers, Affiliates, successors, assigns and agents from and against and with respect to any Damages directly or indirectly, relating to, resulting from or arising out of (i) any breach of or inaccuracy in any representation or warranty in Article II of this Agreement, (ii) any breach, default or non-fulfillment of any covenant, agreement or other obligation of Seller and/or the Shareholders under this Agreement, or (iii) any Excluded Assets or Excluded Liabilities.

7.3           Indemnification by Buyers.  Buyers, jointly and severally, covenant and agree to defend, indemnify and hold harmless Seller and the Shareholders and its or his directors, officers, affiliates, successors, assigns and agents, as applicable, from and against any and all Damages arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty in Article III in this Agreement, (ii) the failure of Buyers to perform or observe any covenant, agreement or provision to be performed or observed pursuant to this Agreement, including but not limited to the Assumed Liabilities, (iii) the operation or business of DTS Washington or BVI or the operation of the Business after the Closing Date for periods after the Closing Date or any claims, actions or litigation concerning the same.

7.4           Claims.

(a)           If any party entitled to be indemnified pursuant to this Article VII (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action, a “Third Party Claim”) or otherwise is entitled to assert a claim for indemnification thereunder (any such claim or Third Party Claim being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that such failure or delay materially prejudices the defense thereof.

(b)           The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party.  Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion and in good faith, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(c)           Subject to the foregoing provisions of this Section 7.4, for a period of twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall have the right to object in a written statement (an “Objection”) to the claim made in the Claim Notice, and such statement shall have been delivered to the Indemnified Party prior to the expiration of such twenty (20) day period.  If an Objection has been made, the Indemnifying Party shall attempt to resolve the dispute with the Indemnified Party in accordance with this Section 7.4(c).  Once an Objection has been made, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Claim Notice.  Any such agreement shall be set forth in a written memorandum signed by both parties.  If the parties cannot come to such agreement within fifteen (15) days after receipt by the Indemnified Party of the Objection, then, at the request of either party, the parties will submit the dispute to a mutually acceptable arbitrator in San Francisco County, California designated by the American Arbitration Association, under its rules for Commercial Arbitration, for binding and final resolution.  The fees and expenses of the arbitration shall be paid jointly, one-half by Buyers, on the one hand, and one-half by Seller and the Shareholders, on the other hand.

7.5           Limitations on Indemnity.  Buyers, Seller and Shareholders are not entitled to recover under this Article 7 (a) except to the extent that the aggregate amount of indemnifiable Damages incurred by the respective party, in the aggregate, exceeds Seventy Five Thousand Dollars ($75,000) (the “Threshold Amount”), in which case the party seeking indemnification may bring a claim for the entire amount of such Damages, or (b) for any Damages in excess of Four Million Five Hundred Thousand Dollars ($4,500,000), plus any amounts that become payable pursuant to the earnout provision described in Section 1.7 (the “Maximum Liability”).  The parties agree that they will not submit any claim for indemnification pursuant to this Article 7 unless and to the extent that the aggregate amount of all Damages for which indemnity is claimed exceeds the Threshold Amount or for any Damages in excess of the Maximum Liability; provided, however, that the limitations set forth in this Section 7.5 shall not apply in respect of Statute of Limitation Claims or Indefinite Claims; and; provided, further, that Damages from such Statute of Limitation Claims or Indefinite Claims shall not be included as Damages for purposes to determining whether Damages exceed the Maximum Liability.  Buyers agree that the amount claimed in respect of each claim asserted for indemnity hereunder shall be asserted in good faith and shall bear a reasonable relationship to the estimated Damages incurred or to be incurred by DTS or BVI in respect of such claim, to the extent that such amount is then determinable.

7.6           Exclusive Remedy.  This Article VII sets forth the sole and exclusive remedies of Buyers, Seller and the Shareholders, and their respective successors and assigns for any Action any of them may assert or attempt to assert against the other to the extent the Action in any way relates to this Agreement or its negotiation, execution, delivery or performance, any alleged breach of or default under this Agreement, or the transactions contemplated hereby, regardless of whether such Action is based in tort (for example, intentional or negligent misrepresentation) or contract, or arises at law or in equity; provided, however, the foregoing limitation shall not apply to a claim arising or resulting from actual fraud or willful misrepresentation on the part of the other party.

ARTICLE VIII

MISCELLANEOUS

8.1           Rules of Construction.  This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  All references in this Agreement to sections, schedules and exhibits are to sections, schedules and exhibits of or to this Agreement unless expressly otherwise indicated.  At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes others.  “Including” means “including without limitation.”  “Or” is used in the inclusive sense of “and/or.”  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

8.2           Further Actions.  From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets and Shareholder Patents to Buyers and their respective successors and assigns effective as of the Closing Date (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

8.3           Expenses.  Except as expressly set forth herein, the parties shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

8.4           Entire Agreement.  This Agreement, which includes the all schedules and exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, other than the Mutual Nondisclosure Agreement effective as of September 26, 2008 between DTS and Seller, which shall survive in accordance with its terms.

8.5           Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.6           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller or Shareholders:	Robert A. Koester 10425 NE 53rd Street (P.O. Box 698) Kirkland, WA 98033-0698

With a copy to:	Cairncross & Hempelmann, P.S. 524 Second Avenue, Suite 500 Seattle, WA 98112 Attention: Robert Seidel Fax: 206.254.4505 Email: rseidel@cairncross.com

and

Foster Pepper PLLC 1111 Third Avenue Seattle, Washington 98101-3299 Attn: Kenneth L. Myer

If to Buyers:	DTS, Inc. 5171 Clareton Drive Agoura Hills, CA 91301 Attention: General Counsel Fax: 818.827.2470

With a copy to:	Sheppard Mullin Richter & Hampton, LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130-2006 Attention: Kirt Shuldberg Fax: 858.523.6712 Email: kshuldberg@sheppardmullin.com

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address or facsimile number to which notice or other communications to it are to be delivered or mailed.

8.7           Publicity.  Buyers shall have sole control over any press release, public announcement, statement or acknowledgment (collectively, “Public Statements”) with respect to this Agreement and the consummation of the transactions contemplated herein, provided, however, that prior to the release of any Public Statements, Seller shall be afforded the right to review and comment on the Public Statements, which comments Buyers can accept or reject in their sole discretion.

8.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to the choice of law principles thereof.

8.9           Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assignable (whether voluntarily or involuntarily, directly or indirectly or by operation of law) by Seller or the Shareholders without the written consent of Buyers and any such purported assignment by Seller or the Shareholders without such consent shall be void.

8.10         Waivers and Amendments.  Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto.  Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

8.11         Third Party Rights.  This Agreement shall not create benefits on behalf of any other Person (including without limitation any Business Employee, broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.12         Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

8.13         Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile and PDF signatures shall be treated as if they were originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BUYERS			SELLER

DTS Washington LLC,			Neural Audio Corporation,
a Delaware limited liability company			a Washington corporation

By:	/s/	Jon E. Kirchner	By:	/s/ Geir R. Skaaden
Name:		Jon E. Kirchner	Name:	Geir R. Skaaden
Title:			Title: CEO

DTS (BVI) Limited,			SHAREHOLDERS
a company incorporated under the laws of the British Virgin Islands

			By:	/s/ Robert W. Reams
By:	/s/	Jon E. Kirchner	Name:	Robert W. Reams
Name:		Jon E. Kirchner
Title:

			By:	/s/ Paul T. Hubert
DTS, Inc., a Delaware corporation.			Name:	Paul T. Hubert

By:	/s/	Jon E. Kirchner
Name:		Jon E. Kirchner
Title:			By:	/s/ Robert D. Golden
			Name:	Robert D. Golden

			By:	/s/ Robert A. Koester
			Name:	Robert A. Koester

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

The terms defined in this Exhibit A, whenever used in this Agreement (including in any schedule to this Agreement), shall have the respective meanings indicated below for all purposes of this Agreement, unless otherwise indicated in this Agreement (or the applicable schedule):

“Action”: any actual claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Affiliate”:  with respect to any Person, any Person directly or indirectly through one or more intermediaries, that controls, is controlled by, or is under common control with such other Person.

“Assumed Liabilities”:  as defined in Section 1.4.

“Business”:  as defined in the Recitals.

“Business Day” means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in the State of California.

“Business Confidential Information”:  as defined in Section 2.5(h).

“Business Employees”:  as defined in Section 2.6(a).

“Closing Purchase Price”:  as defined in Section 1.6.

“Code”:  Internal Revenue Code of 1986, as amended.

“Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, orders, decrees, damages or judgments of any kind or nature whatsoever (including reasonable attorneys’, accountants’ and experts’ fees, and disbursements of counsel), but excluding in all instances punitive and consequential damages.

“Encumbrance”:  any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Excluded Assets”:  as defined in Section 1.3.

“Excluded Liabilities”:  as defined in Section 1.5.

“GAAP”:  generally accepted accounting principles as in effect in the United States.

“Governmental Entity”:  any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, judicial tribunals, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

“In-Bound Licenses”:  as defined in Section 2.5(b).

“Indebtedness” means, as at any date of determination thereof (without duplication):  (a) all obligations (other than intercompany obligations) of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the lease obligations required to be listed on Schedule 2.17(a) and 2.19 or required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (including all letters of credit and all obligations thereunder); (e) all obligations for the deferred purchase price of property or conditional sale obligations of Seller under any title retention agreement (but excluding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which Seller is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Encumbrance on any property or asset of Seller but only to the extent of the value of the property or asset that is subject to such Encumbrance; and (i) any outstanding but not cleared checks.

“Independent Contractors”:  as defined in Section 2.6(d).

“Intellectual Property Rights”: all right, title and interest in, to and under (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) trade secrets and know-how, (viii) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (ix) all other intellectual property or proprietary rights and all applications, registrations, issuances and the like with respect thereto, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Judgments and Litigation”:  as defined in Section 2.4.

“Key Employees”:  Geir Skaaden, Marc Seigle, James Johnston and Jeff Thompson.

“Knowledge of Buyers”: any particular fact, circumstance, event or other matter in question of which either the Chief Executive Officer or Chief Financial Officer of DTS is actually aware.

“Knowledge of Seller and Shareholders” and “Seller’s and Shareholders’ Knowledge”:  any particular fact, circumstance, event or other matter in question of which either Reams, Hubert, Golden, Koester, Geir Skaaden, Marc Seigle or Jeff Thompson is actually aware.

“Liabilities”:  any and all debts, claims, liabilities, obligations and expenses of any nature, whether known or unknown, absolute, accrued, matured, unmatured, determinable, contingent or otherwise and whether due or to become due.

“Lien” means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance or security interest.

“Material Adverse Effect”:  any material adverse effect on the Business, the Purchased Assets, the Shareholder Patents, the Assumed Liabilities, operations, prospects, or results of operations of the Business or condition (financial or otherwise) of the Business taken as a whole.

“Material Contracts”:  as defined in Section 2.10(a).

“Owned Business IP Rights”:  as defined in Section 2.5(a).

“Out-Bound Licenses”:  as defined in Section 2.5(c).

“Payoff Letters” means the letters provided by the lenders or other holders of Indebtedness to Seller in connection with the repayment of the Indebtedness as contemplated hereby.

“Permits”:  as defined in Section 2.12.

“Permitted Encumbrances”:  means (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances to secure obligations to GreatAmerica Leasing Corporation for leased sound equipment, which such equipment is being assigned to Buyers pursuant to this Agreement, (iii) Encumbrances to secure obligations to Inter-Tel Leasing Inc. for leased telephone equipment, which such equipment is being assigned to Buyers pursuant to this Agreement.

“Person”:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Purchased Assets”:  as defined in Section 1.1.

“Purchased Contracts”:  as defined in Section 1.1(c).

“Registered Business IP Rights”:  as defined in Section 2.5(a).

“Restricted Period”:  four (4) years from the Closing Date.

“Seller IP Rights”:  all of the rights and interests of Seller and/or the Shareholders in Intellectual Property Rights used in, or useful in the conduct of the Business wherever located, remedies against infringement thereof and rights of protection of interests therein and all related goodwill, including without limitation the Shareholder Patents, Software and the other Intellectual Property Rights and related rights as set forth on Schedule 2.5;

“Sirius/XM License”:  that certain Amended and Restated Licensing Agreement entered into as of July 23, 2007 (and as amended from time to time) by and between Sirius XM Radio Inc., a Delaware corporation (formerly XM Satellite Radio Inc., a Delaware corporation) and Seller, or each of the parties’ respective successors and assigns.

“Subsidiary”: With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

“Tax” or, collectively, “Taxes”:  (i) any and all federal, state, local, or non-U.S. income, franchise, sales and use taxes, real and personal property (tangible and intangible) taxes, gross receipts taxes, documentary transfer taxes, excise taxes, employment taxes, withholding taxes, unemployment insurance contributions, unclaimed property, value added taxes and any other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts, or as a successor or transferee, or pursuant to the provisions of Treasury Regulation 1.1502-6 (and any comparable provision of state, foreign or local law).

“Tax Return”:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Agreement”:  as defined in Section 2.2.

“Transferred Employees”:  as defined in Section 5.1(a).

“Transfer Taxes”:  as defined in Section 1.9.

“Working Capital”:  accounts receivable (net of allowance for doubtful accounts), less accounts payable, as determined in accordance with GAAP.

“Working Capital Requirement”:  as defined in Section 1.8(c).

“Year”:  any of Year 1, Year 2, Year 3, Year 4, or Year 5, as applicable.

“Year 1”:   the 12-month period commencing on January 1, 2009 and ending on December 31, 2009.

“Year 2”:   the 12-month period commencing at the end of Year 1 and ending on December 31, 2010.

“Year 3”:   the 12-month period commencing at the end of Year 2 and ending on December 31, 2011.

“Year 4”:   the 12-month period commencing at the end of Year 3 and ending on December 31, 2012.

“Year 5”:   the 12-month period commencing at the end of Year 4 and ending on December 31, 2013.

EXHIBITS

*Exhibit B – Escrow Agreement

*Exhibit C – Employment Agreements

*Exhibit D – Consulting Agreements

*Exhibit E – Bill of Sale

*Exhibit F – Assignment Assumption Agreement

*Exhibit G – Seller IP Assignment

*   Exhibits have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K.  DTS, Inc. agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SCHEDULES

*Schedule 1.1 – Purchased Assets

*Schedule 1.2 – Shareholder Patents

*Schedule 1.3 – Excluded Assets

*Schedule 1.4(b) – Accounts Payable Included in Working Capital

*Schedule 2.1(a) – Foreign Registrations

*Schedule 2.1(b) – Powers of Attorney Granted to Third Parties

*Schedule 2.3(b) – Contracts, Licenses, and Agreements Requiring Consent to Assign

*Schedule 2.4 – Judgments and Litigation

*Schedule 2.5(a) – Intellectual Property Rights

*Schedule 2.5(b) – In-Bound Intellectual Property Licenses

*Schedule 2.5(c) – Out-Bound Intellectual Property Licenses

*Schedule 2.5(f) – Infringement

*Schedule 2.5(g) – Approvals Regarding Seller IP Rights

*Schedule 2.5(i) – Software

*Schedule 2.5(j) – Employee Intellectual Property Rights

*Schedule 2.6(a) – Employee List

*Schedule 2.6(c) – Unsatisfied Obligations to Transferred Employees

*Schedule 2.6(d) – List of Independent Contractors and Consultants

*Schedule 2.6(f) – Employee Grievances or Claims

*Schedule 2.7 – Employee Benefit Plans

*Schedule 2.8 – Financial Statements

*Schedule 2.9 – Material Changes After December 31, 2007

*Schedule 2.9(i) – Material Liabilities

*Schedule 2.9(ii) – Encumbered Assets

*Schedule 2.9(iii) – Sold, Transferred or Licensed Assets

*Schedule 2.9(iv) – Damaged or Lost Assets

*Schedule 2.9(v) – Amendments to Contracts

*Schedule 2.9(vi) – Change in Assets, Liabilities, Sales, Income, Business, or Relationships with Vendors

*Schedule 2.9(vii) – Acquired and Disposed of Property

*Schedule 2.9(viii) – Any Distributions in Respect to Seller Securities

*Schedule 2.9(ix) – Increase in Compensation or Other Benefits to Officers, Shareholders, or Employees

*Schedule 2.9(x) – Forgiven or Cancelled Debt, and Waived Rights

*Schedule 2.9(xi) – Transactions Outside of the Ordinary Course of Business

*Schedule 2.9(xii) – Satisfaction of Liens and Encumbrances Outside the Ordinary Course of Business

*Schedule 2.10 – Material Contracts

*Schedule 2.10(i) – Leases

*Schedule 2.10(ii) – Purchase Contracts

*Schedule 2.10(iii) – Sales and Distribution Contracts

*Schedule 2.10(iv) Contracts Related to Debt/Capital Leases

*Schedule 2.10(v) – Employment Contracts

*Schedule 2.10(vi) – Non-Competition Provisions

*Schedule 2.10(vii) – Other Contracts

*Schedule 2.11 – Compliance with Laws

*Schedule 2.12 – Governmental Permits

*Schedule 2.16 – Significant Customers

*Schedule 2.17 – Real Property and Environmental Matters

*Schedule 2.18 – Standard Product Warranties and Product Liability Claims

*Schedule 2.19 – Owned and Leased Equipment

*Schedule 2.21 – Insurance

*Schedule 2.24 – Potential Conflicts of Interest

*Schedule 2.25 – Indebtedness

*Schedule 2.26 – Persons Entitled to Receive Total Consideration

*Schedule 2.28 – Outbound Licenses of Shareholder Patents

*Schedule 5.1 – Transferred Employees

*Schedule 5.9 – Third Party Consents

*Schedule 6.1(c) – Persons Entering Into Consulting Agreements

*   Schedules have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K.  DTS, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.